Exhibit 99.1 Press Release

Pitney Bowes Provides Road Map for Long-Term Growth Projections
Provides Financial Outlook for 2007 with EPS Expected in a Range of $2.90 - $2.98

STAMFORD, Conn., Sept. 12 /PRNewswire-FirstCall/ -- Pitney Bowes Inc. (NYSE: PBI) today provided investors with a road map for delivering revenue and earnings growth over the next five years. The company gave financial outlooks for each of its seven business segments and committed to reducing its ratio of selling, general, and administrative expense to revenue from 31% to 28% by 2010.

According to Chairman and CEO, Michael J. Critelli, the company's ability to establish long-term forecasts reflects the success of its growth strategies and operational programs, as well as the greater visibility afforded by the recent divestiture of its capital service business and the IRS tax settlement. "We are clearly a different company today than we were five years ago," he noted, "we are now a 'pure-play' mailstream company and one-hundred percent focused on the opportunities in our core operations. And given our recent strategic action relative to capital services, we are confident that we can continue to deliver our targeted results for the foreseeable future."

The company said that it expects its revenue to grow organically by four to six percent and to sustain at least an eight to ten percent growth rate in its earnings per share.

The company also provided specific guidance for 2007. It expects revenue growth in the range of five to eight percent, which implies an organic revenue growth rate of four to six percent. It is forecasting earnings per share of $2.90 to $2.98 for 2007, which compares on a GAAP basis with a range of $2.47 to $2.56 for 2006 -- an implied growth rate of around 13 to 21 percent. Excluding restructuring charges and other special items, projected earnings per share for 2006 is $2.66 to $2.72 and, the company's guidance for 2007 represents a growth rate that is bracketed around its earnings per share target range of eight to ten percent.

In addition to the financial projections, the meeting included strategic overviews for each of its business segments and an in-depth look at its U.S. Mailing business, including its successful management of the migration to digital mailing technologies.

The company reported that it expects to deliver long-term growth through execution of the following strategies:

*	Strengthening and enlarging its global customer base.

*	Influencing the postal environment.

*	Driving margin expansion throughout its businesses, and

*	Expanding into high growth adjacencies within the mailstream.

Pitney Bowes' combination of organic growth and acquisitions to deepen its participation in existing markets has allowed it to expand successfully beyond its historic niche -- helping mailers produce mail -- into higher growth markets of creating, distributing and managing within the mailstream. Critelli concluded, "We strongly believe that the detailed multi-year financial road map we have provided investors today and the increased confidence it evidences in our outlook, in conjunction with the consistent achievement of our targeted numbers, should lead inevitably to an improved share price and an attractive return to our shareholders."

Pitney Bowes engineers the flow of communication. The company is a $5.5 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit http://www.pitneybowes.com/. This document contains "forward-looking statements" about our expected future business and financial performance. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: negative developments in macroeconomic conditions, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates and foreign currencies; and changes in postal regulations, as more fully outlined in the company's 2005 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and, as with any projection or forecast, we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Editorial Contact:
Sheryl Y. Battles
VP, Corporate Communications
Pitney Bowes Inc.
203 351 6808